UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 10, 2008

SPANSION INC.

(Exact name of registrant as specified in its charter)

State of Delaware	0-51666	20-3898239
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices, including zip code)

(408) 962-2500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On December 10, 2008, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Spansion Inc. (the “Company”) approved a Cash Management Bonus Plan (the “Bonus Plan”) under which the Company’s Chief Executive Officer and other named executive officers will receive bonuses if the Company achieves a certain cash target as of April 5, 2009. If the cash target is achieved as of April 5, 2009, the Chief Executive Officer will receive a bonus equal to 20 percent of his 2008 base salary for the six-month period beginning October 6, 2008 and ending April 5, 2009 (the “Plan Period”), and the other named executive officers will receive a bonus equal to ten percent of such named executive officer’s 2008 base salary for the Plan Period. These bonus amounts are equal to the salary reductions the Compensation Committee approved in October 2008.

Item 8.01	Other Events

The Bonus Plan approved by the Compensation Committee on December 10, 2008 and referred to in Item 5.02 above also provides that all Vice Presidents and certain other exempt employees will receive bonuses if the Company achieves a certain cash target as of April 5, 2009. If the cash target is achieved as of April 5, 2009, all Vice Presidents and certain other exempt employees will receive a bonus equal to ten percent and five percent, respectively, of such employee’s 2008 base salary for the Plan Period. These bonus amounts are equal to the salary reductions the Compensation Committee approved in October 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPANSION INC.

By:		/s/ Dario Sacomani
	Name:	Dario Sacomani
	Title:	Executive Vice President and Chief Financial Officer

Date: December 16, 2008